Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2016 First Quarter Results

BATON ROUGE, LA (April 28, 2016) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended March 31, 2016. The Company reported net income of $2.0 million, or $0.28 per diluted share, compared to $1.5 million, or $0.20 per diluted share for the quarter ended December 31, 2015, and $2.0 million, or $0.27 per diluted share, for the quarter ended March 31, 2015.

Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:

“We are very pleased with our first quarter results. We were able to maintain consistent loan growth while continuing to focus on credit quality. A significant portion of our loan growth during the quarter can be attributed to the new commercial lenders hired at the end of 2015. These lenders have focused on moving customers with whom they have had long-term relationships, which has not only had an impact on loan growth but has also contributed to our growth in noninterest-bearing deposits. While pleased with the loan growth during the quarter, our focus remains on credit quality, as evidenced by our passing on over $40 million of loan opportunities during the quarter.

The Bank monitors on an ongoing basis the economic environment in which it operates and continues to focus on the current and potential impacts of low oil and gas prices in our markets. Less than one percent of our loan portfolio is directly exposed to the energy sector and we continue to experience a low and improving delinquency rate across our portfolio.

As we look to 2016, we believe our company is solidly positioned to grow the franchise and increase shareholder value as we continue to focus on quality loans and deposits while controlling noninterest expense and maintaining our focus on improving our return on assets and efficiency ratios.”

First Quarter Highlights

•

Total loans, excluding loans held for sale, increased $52.2 million, or 7.0%, compared to December 31, 2015, and increased $151.2 million, or 23.4%, compared to March 31, 2015, to $797.6 million at March 31, 2016.

•	Commercial and industrial loans increased $5.0 million, or 7.2%, compared to December 31, 2015 and increased $16.2 million, or 27.5%, compared to March 31, 2015, to $75.0 million at March 31, 2016.
•	Nonperforming loans to total loans decreased to 0.29% at March 31, 2016 compared to 0.32% at December 31, 2015 and 0.47% at March 31, 2015.
•	Allowance for loan losses to nonperforming loans increased to 279.8% at March 31, 2016 compared to 254.2% at December 31, 2015 and 178.4% at March 31, 2015.
•

Total noninterest-bearing deposits were $95.0 million at March 31, 2016, an increase of $5.0 million, or 5.1%, compared to December 31, 2015, and an increase of $10.6 million, or 12.6%, compared to March 31, 2015.

•

Total interest income increased $0.5 million, or 5.1%, compared to the quarter ended December 31, 2015, and increased $1.6 million, or 17.9%, compared to the quarter ended March 31, 2015, to $10.4 million for the quarter ended March 31, 2016.

•	Repurchased 20,694 shares of the Company’s common stock through our current stock repurchase program at an average price of $15.21.

Loans

Total loans were $797.6 million at March 31, 2016, an increase of $52.2 million, or 7.0%, compared to December 31, 2015, and an increase of $151.2 million, or 23.4%, compared to March 31, 2015.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated (dollars in thousands).

				Linked Qtr Change		Year/Year Change		Percentage of Total Loans
	3/31/2016	12/31/2015	3/31/2015	$	%	$	%	3/31/2016	12/31/15
Mortgage loans on real estate
Construction and development	$95,353	$81,863	$73,971	$13,490	16.5%	$21,382	28.9%	12.0%	11.0%
1-4 Family	162,312	156,300	139,787	6,012	3.8	22,525	16.1	20.3	21.0
Multifamily	33,609	29,694	19,219	3,915	13.2	14,390	74.9	4.2	4.0
Farmland	6,366	2,955	3,270	3,411	115.4	3,096	94.7	0.8	0.4
Commercial real estate
Owner-occupied	141,583	137,752	124,208	3,831	2.8	17,375	14.0	17.8	18.5
Nonowner-occupied	174,176	150,831	113,400	23,345	15.5	60,776	53.6	21.8	20.2
Commercial and industrial	74,990	69,961	58,803	5,029	7.2	16,187	27.5	9.4	9.4
Consumer	109,233	116,085	113,781	(6,852)	(5.9)	(4,548)	(4.0)	13.7	15.5
Total loans	797,622	745,441	646,439	52,181	7.0%	151,183	23.4%	100%	100%
Loans held for sale	50,921	80,509	64,313	(29,588)	(36.8)	(13,392)	(20.8)
Total gross loans	$848,543	$825,950	$710,752	$22,593	2.7%	$137,791	19.4%

Consumer loans, including consumer loans held for sale, totaled $160.0 million at March 31, 2016, a decrease of $36.0 million, or 18.4% from $196.0 million at December 31, 2015. The decrease is mainly attributable to the sale of approximately $22.0 million of consumer loans held for sale during the first quarter of 2016. During the quarter ended December 31, 2015, the Bank announced that it was exiting the indirect auto loan origination business, the source of its consumer loans held for sale. The Bank discontinued accepting indirect auto loan applications on December 31, 2015, but continued to process and fund applications that were accepted on or before that date. As a result, the consumer loans held for sale balance is expected to decrease as the Bank sells the loans currently held for sale. The Bank currently has the intent and ability to sell the balance of the consumer loans classified as held for sale at March 31, 2016, however, if this classification were to change, the loans would be transferred to the consumer loan portfolio.

At March 31, 2016, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $216.6 million, an increase of $8.9 million, or 4.3%, compared to the business lending portfolio of $207.7 million at December 31, 2015.

The provision for loan loss expense was $0.5 million for the first quarter of 2016, a decrease of $0.2 million compared to the first quarter of 2015. The allowance for loan losses was $6.5 million, or 279.8% and 0.81% of nonperforming loans and total loans, respectively, at March 31, 2016, compared to $6.1 million, or 254.2% and 0.82% of nonperforming loans and total loans, respectively, at December 31, 2015. The allowance for loan losses plus the fair value marks on acquired loans was 0.90% of total loans at March 31, 2016 compared to 0.91% at December 31, 2015. Nonperforming loans to total loans improved to 0.29% at March 31, 2016 compared to 0.32% at December 31, 2015.

As low oil and gas prices continue to make headlines, management continues to monitor the Company’s loan portfolio for exposure to potential negative impacts. We consider our exposure to the energy sector not to be significant, at less than one percent of the total loan portfolio at March 31, 2016. However, should the price of oil and gas decline further and/or remain at the current low price for an extended period, the general economic conditions in our south Louisiana markets could be negatively affected and could negatively impact borrowers’ ability to service their debt. Management continually evaluates the allowance for loan losses based on several factors, including economic conditions, and currently believes that any potential negatively affected future cash flows related to these loans would be covered by the current allowance for loan losses.

Deposits

Total deposits at March 31, 2016 were $808.7 million, an increase of $71.3 million, or 9.7%, from December 31, 2015. The increase in total deposits was driven by an increase in noninterest-bearing deposits of $4.6 million, or 5.1%, an increase in money market accounts of $8.8 million, or 9.2%, and an increase in time deposits of $61.2 million, or 17.2%, from December 31, 2015.

The Company’s focus on relationship banking, as well as management’s focus on growing the commercial and industrial loan portfolio and bringing in related deposits, continues to positively impact noninterest-bearing demand deposit growth.

The following table sets forth the composition of the Company’s deposits as of the dates indicated (dollars in thousands).

				Linked Qtr Change		Year/Year Change		Percentage of Total Deposits
	3/31/2016	12/31/2015	3/31/2015	$	%	$	%	3/31/2016	12/31/2015
Noninterest-bearing demand deposits	$95,033	$90,447	$84,402	$4,586	5.1%	$10,631	12.6%	11.8%	12.3%
NOW accounts	138,672	140,503	145,181	(1,831)	(1.3)	(6,509)	(4.5)	17.1	19.0
Money market deposit accounts	104,936	96,113	85,024	8,823	9.2	19,912	23.4	13.0	13.0
Savings accounts	52,285	53,735	54,533	(1,450)	(2.7)	(2,248)	(4.1)	6.5	7.3
Time deposits	417,772	356,608	329,752	61,164	17.2	88,020	26.7	51.6	48.4
Total deposits	$808,698	$737,406	$698,892	$71,292	9.7%	$109,806	15.7%	100%	100%

Net Interest Income

Net interest income for the first quarter of 2016 totaled $8.5 million, an increase of $0.3 million, or 3.9%, compared to the fourth quarter of 2015, and an increase of $1.0 million, or 14.0%, compared to the first quarter of 2015. The increase was a direct result of continued growth of the Company’s loan portfolio with an increase in net interest income of $1.4 million due to an increase in volume offset by a $0.4 million decrease related to a reduction in yield compared to the first quarter of 2015.

The Company’s net interest margin was 3.47% for the quarter ended March 31, 2016 compared to 3.53% for the fourth quarter of 2015 and 3.71% for the first quarter of 2015. The yield on interest-earning assets was 4.21% for the quarter ended March 31, 2016 compared to 4.24% for the fourth quarter of 2015 and 4.35% for the first quarter of 2015.

The cost of deposits increased four basis points for the quarter ended March 31, 2016 compared to the fourth quarter of 2015, and increased seven basis points compared to the first quarter of 2015. The increase is primarily a result of increases in time deposit rates.

Noninterest Income

Noninterest income for the first quarter of 2016 totaled $1.3 million, a decrease of $0.3 million, or 18.1%, compared to the fourth quarter of 2015, and a decrease of $1.3 million, or 49.3%, compared to the first quarter of 2015. The decrease in noninterest income is mainly attributable to the $0.2 million and $1.4 million decreases in gain on sale of loans when compared to the quarters ended December 31, 2015 and March 31, 2015, respectively. As discussed in Loans above, during the quarter ended December 31, 2015, the Bank announced that it was exiting the indirect auto loan origination business, the source of its consumer loans held for sale. As a result, the Bank has experienced decreased loan sales and has ceased originations of consumer loans held for sale. The Bank does intend to sell the balance of the consumer loans held for sale at March 31, 2016, however, it expects the gain on sale of loans to diminish over time.

Noninterest Expense

Noninterest expense for the first quarter of 2016 totaled $6.4 million, a decrease of $0.9 million, or 11.8%, compared to the fourth quarter of 2015, and a decrease of $40,000, or 0.6%, compared to the first quarter of 2015. The decrease in noninterest expense from the fourth quarter of 2015 is primarily due to the $0.5 million decrease in salaries and employee benefits and the $0.3 million decrease in other operating expenses. These decreases are mainly attributable to the nonrecurring costs related to the exit from the indirect auto loan origination business recorded in the fourth quarter of 2015 which included severance for the indirect auto lending staff affected and other expenses. In addition, the Company realized unfavorable health care claims experience during the fourth quarter of 2015 resulting in additional benefits expense of $0.3 million.

Basic Earnings Per Share and Diluted Earnings Per Share

The Company reported both basic and diluted earnings per share of $0.28 for the three months ended March 31, 2016, an increase of $0.01, compared to basic and diluted earnings per share of $0.27 for the three months ended March 31, 2015.

Taxes

The Company recorded income tax expense of $1.0 million for the quarter ended March 31, 2016, which equates to an effective tax rate of 33.6%.

About Investar Holding Corporation

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 11 full service banking offices located throughout its market. At March 31, 2016, the Company had 154 full-time equivalent employees.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” and “tangible book value per common share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•the concentration of our business within our geographic areas of operation in Louisiana; and

•concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and Item 7. “Special Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2016	12/31/2015	3/31/2015	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$10,378	$9,873	$8,800	5.1%	17.9%
Total interest expense	1,831	1,646	1,301	11.2%	40.7%
Net interest income	8,547	8,227	7,499	3.9%	14.0%
Provision for loan losses	454	365	700	24.4%	-35.1%
Total noninterest income	1,287	1,571	2,540	-18.1%	-49.3%
Total noninterest expense	6,384	7,234	6,424	-11.8%	-0.6%
Income before income taxes	2,996	2,199	2,915	36.2%	2.8%
Income tax expense	1,006	745	965	35.0%	4.2%
Net income	$1,990	$1,454	$1,950	36.9%	2.1%

AVERAGE BALANCE SHEET DATA
Total assets	$1,044,993	$974,820	$869,008	7.2%	20.3%
Total interest-earning assets	988,779	923,662	819,876	7.0%	20.6%
Total loans	767,761	739,809	630,211	3.8%	21.8%
Total gross loans	832,366	793,831	714,338	4.9%	16.5%
Total interest-bearing deposits	676,826	645,247	584,697	4.9%	15.8%
Total interest-bearing liabilities	836,332	759,068	679,891	10.2%	23.0%
Total deposits	764,145	741,201	661,923	3.1%	15.4%
Total shareholders' equity	110,874	108,998	104,916	1.7%	5.7%

PER SHARE DATA
Earnings:
Basic earnings per share	$0.28	$0.20	$0.27	40.0%	3.7%
Diluted earnings per share	0.28	0.20	0.27	40.0%	4.1%
Book value per share	15.28	15.05	14.50	1.5%	5.4%
Tangible book value per share(1)	14.83	14.62	14.06	1.4%	5.5%
Common shares outstanding	7,296,426	7,264,282	7,268,488	0.4%	0.4%

PERFORMANCE RATIOS
Return on average assets	0.76%	0.59%	0.91%	28.8%	-16.5%
Return on average equity	7.20%	5.29%	7.54%	36.1%	-4.5%
Net interest margin	3.47%	3.53%	3.71%	-1.7%	-6.5%
Net interest income to average assets	3.28%	3.35%	3.50%	-2.1%	-6.3%
Noninterest expense to average assets	2.45%	2.94%	3.00%	-16.7%	-18.3%
Efficiency ratio(2)	64.92%	73.83%	63.99%	-12.1%	1.5%
Dividend payout ratio	3.25%	4.26%	2.74%	-23.7%	18.6%
Net charge-offs to average loans	0.02%	0.02%	-0.01%	0.0%	300.0%

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2016	12/31/2015	3/31/2015	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.28%	0.30%	0.64%	-6.7%	-56.3%
Nonperforming loans to total loans	0.29%	0.32%	0.47%	-9.4%	-38.3%
Allowance for loan losses to total loans	0.81%	0.82%	0.83%	-1.2%	-2.4%
Allowance for loan losses to nonperforming loans	279.8%	254.2%	178.4%	10.1%	56.8%

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.39%	10.60%	12.17%	-2.0%	-14.6%
Tangible equity to tangible assets	10.11%	10.32%	11.81%	-2.0%	-14.4%
Tier 1 leverage ratio	10.78%	11.39%	12.25%	-5.4%	-12.0%
Common equity tier 1 capital ratio	11.49%	11.67%	13.48%	-1.5%	-14.8%
Tier 1 capital ratio	11.86%	12.05%	13.94%	-1.6%	-14.9%
Total capital ratio	12.54%	12.72%	14.65%	-1.4%	-14.4%
Investar Bank:
Tier 1 leverage ratio	10.52%	11.07%	11.80%	-5.0%	-10.8%
Common equity tier 1 capital ratio	11.57%	11.71%	13.43%	-1.2%	-13.8%
Tier 1 capital ratio	11.57%	11.71%	13.43%	-1.2%	-13.8%
Total capital ratio	12.25%	12.38%	14.14%	-1.1%	-13.4%

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS
Cash and due from banks	$8,808	$6,313	$6,879
Interest-bearing balances due from other banks	12,465	14,472	13,617
Federal funds sold	51	181	170
Cash and cash equivalents	21,324	20,966	20,666

Available for sale securities at fair value (amortized cost of $127,737, $113,828, and $75,736, respectively)	128,570	113,371	76,617
Held to maturity securities at amortized cost (estimated fair value of $26,348, $26,271, and $22,321, respectively)	26,249	26,408	22,369
Loans held for sale	50,921	80,509	64,313
Loans, net of allowance for loan losses of $6,463, $6,128, and $5,379, respectively	791,159	739,313	641,060
Other equity securities	7,183	5,835	1,839
Bank premises and equipment, net of accumulated depreciation of $5,727, $5,368, and $4,310, respectively	30,759	30,630	29,136
Other real estate owned, net	695	725	2,568
Accrued interest receivable	2,978	2,831	2,316
Deferred tax asset	1,934	1,915	434
Goodwill and other intangible assets	3,265	3,175	3,206
Other assets	8,492	5,877	1,730
Total assets	$1,073,529	$1,031,555	$866,254

LIABILITIES
Deposits
Noninterest-bearing	$95,033	$90,447	$84,402
Interest-bearing	713,665	646,959	614,490
Total deposits	808,698	737,406	698,892
Advances from Federal Home Loan Bank	103,960	127,497	34,865
Repurchase agreements	29,678	39,099	12,878
Junior subordinated debt	3,609	3,609	3,609
Accrued taxes and other liabilities	16,097	14,594	10,623
Total liabilities	962,042	922,205	760,867

STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value per share; 5,000,000 shares authorized	-	-	-
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 7,358,231, 7,305,213, and 7,270,183 shares issued and 7,296,429, 7,264,282, and 7,268,488 shares outstanding, respectively	7,358	7,305	7,271
Treasury stock	(952)	(634)	(25)
Surplus	84,780	84,692	84,283
Retained earnings	20,575	18,650	13,705
Accumulated other comprehensive (loss) income	(274)	(663)	153
Total stockholders’ equity	111,487	109,350	105,387
Total liabilities and stockholders’ equity	$1,073,529	$1,031,555	$866,254

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2016	December 31, 2015	March 31, 2015

INTEREST INCOME
Interest and fees on loans	$9,485	$9,220	$8,298
Interest on investment securities	856	631	485
Other interest income	37	22	17
Total interest income	10,378	9,873	8,800

INTEREST EXPENSE
Interest on deposits	1,515	1,401	1,192
Interest on borrowings	316	245	109
Total interest expense	1,831	1,646	1,301
Net interest income	8,547	8,227	7,499

Provision for loan losses	454	365	700
Net interest income after provision for loan losses	8,093	7,862	6,799

NONINTEREST INCOME
Service charges on deposit accounts	97	94	94
Gain on sale of investment securities, net	80	21	-
Gain (loss) on sale of real estate owned, net	1	36	(1)
Gain on sale of loans, net	313	537	1,731
Fee income on loans held for sale, net	123	208	300
Other operating income	673	675	416
Total noninterest income	1,287	1,571	2,540
Income before noninterest expense	9,380	9,433	9,339

NONINTEREST EXPENSE
Depreciation and amortization	370	365	357
Salaries and employee benefits	3,873	4,358	3,908
Occupancy	236	296	213
Data processing	374	409	340
Marketing	112	93	58
Professional fees	279	305	262
Other operating expenses	1,140	1,408	1,286
Total noninterest expense	6,384	7,234	6,424
Income before income tax expense	2,996	2,199	2,915
Income tax expense	1,006	745	965
Net income	$1,990	$1,454	$1,950

EARNINGS PER SHARE
Basic earnings per share	$0.28	$0.20	$0.27
Diluted earnings per share	$0.28	$0.20	$0.27
Cash dividends declared per common share	$0.01	$0.01	$0.01

INVESTAR HOLDING CORPORATION
EARNINGS PER COMMON SHARE
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2016	December 31, 2015	March 31, 2015

Net income available to common shareholders	$1,990	$1,454	$1,950
Weighted average number of common shares outstanding used in computation of basic earnings per common share	7,194,558	7,200,526	7,219,235
Effect of dilutive securities:
Restricted stock	15,353	12,564	12,738
Stock options	14,854	21,150	9,961
Stock warrants	11,267	16,952	8,921
Weighted average number of common shares outstanding plus effect of dilutive securities used in computation of diluted earnings per common share	7,236,032	7,251,192	7,250,855
Basic earnings per share	$0.28	$0.20	$0.27
Diluted earnings per share	$0.28	$0.20	$0.27

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$832,368	$9,485	4.57%	$793,830	$9,220	4.61%	$714,338	$8,298	4.71%
Securities:
Taxable	113,446	712	2.52	93,713	527	2.23	68,528	366	2.17
Tax-exempt	22,199	144	2.60	17,174	104	2.40	18,979	119	2.54
Interest-bearing balances with banks	20,766	37	0.71	18,945	22	0.46	18,031	17	0.38
Total interest-earning assets	988,779	10,378	4.21	923,662	9,873	4.24	819,876	8,800	4.35
Cash and due from banks	7,222			5,656			5,689
Intangible assets	3,179			3,178			3,209
Other assets	52,121			48,374			45,256
Allowance for loan losses	(6,308)			(6,050)			(5,022)
Total assets	$1,044,993			$974,820			$869,008

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$239,844	$380	0.64%	$233,748	$369	0.63%	$204,728	$310	0.61%
Savings deposits	53,144	88	0.66	54,482	92	0.67	55,729	94	0.68
Time deposits	383,838	1,047	1.09	357,017	940	1.04	324,240	788	0.99
Total interest-bearing deposits	676,826	1,515	0.90	645,247	1,401	0.86	584,697	1,192	0.83
Short-term borrowings	132,839	243	0.73	84,531	171	0.80	53,404	24	0.18
Long-term debt	26,667	73	1.10	29,290	74	1.00	41,790	85	0.82
Total interest-bearing liabilities	836,332	1,831	0.88	759,068	1,646	0.86	679,891	1,301	0.78
Noninterest-bearing deposits	87,319			95,954			77,226
Other liabilities	10,469			10,800			6,975
Stockholders’ equity	110,873			108,998			104,916
Total liability and stockholders’ equity	$1,044,993			$974,820			$869,008
Net interest income/net interest margin		$8,547	3.47%		$8,227	3.53%		$7,499	3.71%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
Tangible common equity
Total stockholders’ equity	$111,487	$109,350	$105,387
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	480	491	522
Trademark intangible	100	-	-
Tangible common equity	$108,223	$106,175	$102,181
Tangible assets
Total assets	$1,073,529	$1,031,555	$868,080
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	480	491	522
Trademark intangible	100	-	-
Tangible assets	$1,070,265	$1,028,380	$864,874

Common shares outstanding	7,296,429	7,264,282	7,268,488
Tangible equity to tangible assets	10.11%	10.32%	11.81%
Book value per common share	$15.28	$15.05	$14.50
Tangible book value per common share	14.83	14.62	14.06